UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Opiant Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

Indivior PLC

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On February 6, 2023, Indivior PLC (“Indivior”) published a press release announcing the expiration of the waiting period under the U.S. Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, with respect to the proposed acquisition of Opiant Pharmaceuticals, Inc. by Indivior. Indivior files the press release herewith pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended.

Indivior Announces Expiration of Hart-Scott-Rodino Waiting Period for Acquisition of Opiant Pharmaceuticals, Inc.

Slough, UK, and Richmond, VA, February 6, 2023 - Indivior PLC (LSE: INDV) today announces the expiration of the waiting period under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), with respect to the previously announced agreement to acquire Opiant Pharmaceuticals, Inc. (“Opiant”) for $20.00 per share in cash plus up to $8.00 per share in contingent value rights.

The expiration of the HSR waiting period occurred at 11:59 p.m. EDT on February 2, 2023, which was a condition to the closing of the pending transaction. Completion of the transaction is subject to the satisfaction of the remaining customary closing conditions, including approval by Opiant stockholders and the receipt of remaining applicable regulatory approvals.

About Indivior

Indivior is a global pharmaceutical company working to help change patients’ lives by developing medicines to treat substance use disorders (SUD) and serious mental illnesses. Our vision is that all patients around the world will have access to evidence-based treatment for the chronic conditions and co-occurring disorders of SUD. Indivior is dedicated to transforming SUD from a global human crisis to a recognized and treated chronic disease. Building on its global portfolio of OUD treatments, Indivior has a pipeline of product candidates designed to both expand on its heritage in this category and potentially address other chronic conditions and co-occurring disorders of SUD, including alcohol use disorder and cannabis use disorder. Headquartered in the United States in Richmond, VA, Indivior employs more than 900 individuals globally and its portfolio of products is available in 39 countries worldwide. Visit www.indivior.com to learn more. Connect with Indivior on LinkedIn by visiting www.linkedin.com/company/indivior.

Contact:

Jason Thompson

Vice President, Investor Relations

Tel: 804-402-7123 or jason.thompson@indivior.com

Tim Owens

Director, Investor Relations

Tel: 804-263-3978 or timothy.owens@indivior.com

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